Exhibit 10.20.1

THIRD AMENDED AND RESTATED

REVOLVING PROMISSORY NOTE

$60,000,000.00	Fort Worth, Texas	June 14, 2018

Promise to Pay. For value received, LONESTAR PROSPECTS, LTD. (“Borrower”), a Texas limited partnership, promises to pay to the order of PLAINSCAPITAL BANK (“Lender”), at its offices in Tarrant County, Texas, at 801 Houston Street, Fort Worth, Texas 76102, the sum of Sixty Million Dollars ($60,000,000.00) (“Total Principal Amount”), or such amount less than the Total Principal Amount which is outstanding from time to time, in legal and lawful money of the United States of America, together with interest thereon from this date until maturity at a fluctuating rate per annum equal to the lesser of (a) the sum of the Prime Rate in effect from day to day, plus one-half percent (0.5%)(the “Contract Rate”); provided, however, that the Contract Rate shall never fall below a floor rate of five and one-quarter percent (5.25%) per annum; or (b) the Maximum Rate. “Prime Rate” shall mean at any time the rate of interest per annum then most recently established by The Wall Street Journal as the “prime rate” on corporate loans for large U.S. commercial banks, as published in the Money Rates section of The Wall Street Journal, computed on the basis of a year of 360 days and for the actual number of days elapsed (including the first day but excluding the last day); and “Maximum Rate” shall mean at the particular time in question the maximum rate of interest which, under applicable law, may then be charged on this Third Amended and Restated Revolving Promissory Note (the “Revolving Note”). Each change in the interest rate shall become effective without notice to Borrower on the effective date of each change in the Maximum Rate or the Prime Rate, as the case may be. If at any time the Contract Rate, together with all charges made in connection with the loan evidenced by this Revolving Note that may be treated as interest under applicable law, shall exceed the Maximum Rate, thereby causing the interest on the principal of this Revolving Note to be limited to the Maximum Rate, then notwithstanding any subsequent change in either the Prime Rate or the Maximum Rate that would otherwise reduce the Contract Rate to less than the Maximum Rate, the rate of interest on the principal of this Revolving Note shall remain equal to the Maximum Rate until the total amount of interest accrued on the principal of this Revolving Note equals the amount of interest which would have accrued on the principal of this Revolving Note if the Contract Rate had at all times been in effect.

Payment Terms. This Revolving Note is due and payable on the terms set out below:

(a) interest shall be due and payable monthly as it accrues, commencing on the fourteenth (14th) day of July, 2018, and continuing on the fourteenth (14th) day of each successive month thereafter during the term of this Revolving Note; and

(b) the principal of this Revolving Note shall be due and payable as required by the Loan Agreement (as defined below) to meet any Borrowing Base deficiency (if and when required by Lender under the Loan Agreement); and

(c) the outstanding principal balance of this Revolving Note, together with all accrued but unpaid interest, shall be due and payable on the Maturity Date. Unless its maturity is sooner accelerated as set forth herein, this Revolving Note will mature on June 14, 2020 (the “Maturity Date”), at which time all unpaid sums then owing will be payable in full, principal and interest.

This Revolving Note may be prepaid in whole or in part at any time without premium or penalty.

Security. Payment hereof is secured by the following (collectively the “Loan Documents”): (1) obligations under an Amended and Restated Loan Agreement dated January 12, 2018, executed by Borrower, Lender, and LONESTAR PROSPECTS HOLDING COMPANY, L.L.C., a Texas limited liability company, GARY B. HUMPHREYS, and MARTIN W. ROBERTSON (collectively “Guarantors”), as now or hereafter amended, restated, replaced, supplemented, or otherwise modified, from time to time (collectively the “Loan Agreement”); (2) the Security Documents (as defined in the Loan Agreement); and (3) any other agreement (now existing or made hereafter) relating to the loans between Lender and Borrower.

Revolving Credit. Under the Loan Agreement, Borrower may request advances and make payments hereunder from time to time, provided that it is understood and agreed that the aggregate principal amount outstanding from time to time hereunder shall not at any time exceed the Total Principal Amount or the Borrowing Base as set forth in the Loan Agreement. The unpaid balance of this Revolving Note shall increase and decrease with each new advance or payment hereunder, as the case may be. This Revolving Note shall not be deemed terminated or canceled prior to the Maturity Date, although the entire principal balance hereof may from time to time be paid in full. Borrower may borrow, repay, and reborrow hereunder. Unless otherwise agreed to in writing or otherwise required by applicable law, payments will be applied first to unpaid accrued interest, then to principal, and any remaining amount to any unpaid collection costs, delinquency charges, and other charges; provided, however, upon delinquency or other Event of Default, Lender reserves the right to apply payments among principal, interest, delinquency charges, collection costs, and other charges, in such order and manner as the holder of this Revolving Note may from time to time determine in its sole discretion. All payments and prepayments of principal of or interest on this Revolving Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Revolving Note shall designate in writing to Borrower. If any payment of principal of or interest on this Revolving Note shall become due on a day which is not a Business Day (as defined below), such payment shall be made on the next succeeding Business Day and any such extension of time shall be included in computing interest in connection with such payment. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday, or any other day on which national banking associations are authorized to be closed. The books and records of Lender shall be prima facie evidence of all outstanding principal of and accrued and unpaid interest on this Revolving Note.

Interest on Past Due Amounts and Default Interest. To the extent any interest is not paid on or before the date it becomes due and payable, Lender may, at its option, add such accrued but unpaid interest to the principal of this Revolving Note. Notwithstanding anything herein to the contrary, (i) while any Event of Default (as defined below) is outstanding, (ii) upon notice from Lender of a Borrowing Base deficiency under the Loan Agreement and thereafter so long as the Borrowing Base deficiency exists, (iii) upon acceleration of the maturity hereof following an uncured Event of Default, or (iv) at the Maturity Date, all principal of this Revolving Note shall, at the option of Lender, bear interest at the Maximum Rate until paid.

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Late Fees. To the extent any payment due under this Revolving Note or any Loan Document is not paid within ten (10) calendar days of the due date therefore, in addition to any interest or other fees and charges due hereunder or under the applicable Loan Document, Borrower shall pay a late fee equal to five percent (5%) of the amount of the payment that was required to have been made.

Events of Default. The occurrence at any time of any of the following events or the existence of any of the following conditions shall collectively be called “Events of Default” or singly called an “Event of Default”:

(a) Failure to make punctual payment when due of any sums owing on this Revolving Note; or

(b) Any “Event of Default” under the Loan Agreement, the Events of Default defined in the Loan Agreement being cumulative to those contained in this Revolving Note.

Remedies. Upon an Event of Default, and Borrower’s failure to timely cure such default following any notice, cure, or grace period required by the Loan Agreement, at the option of Lender the entire indebtedness evidenced hereby, as well as all other liabilities of Borrower to Lender, shall be matured without further notice, and Lender may exercise any or all of the rights and remedies available to it, including, without limitation, those under this Revolving Note, the Loan Documents, and any other instrument or agreement relating hereto, or any one or more of them. The failure of Lender to exercise its option to accelerate the maturity of this Revolving Note shall not constitute a waiver of its right to exercise the same at any other time. Any Event of Default under this Revolving Note shall constitute a default under each of the Loan Documents, and any default under any of the Loan Documents shall constitute an Event of Default under this Revolving Note.

Waiver. Except such notice of default as is specifically required by the Loan Agreement, Borrower and all other Obligated Parties severally waive the order of their liability, the marshaling of assets, demand, presentment for payment, notice of dishonor, protest and notice of protest, notice of default, notice of intent to accelerate maturity, and notice of the acceleration. Borrower and all other Obligated Parties agree to all renewals and extensions of this Revolving Note and partial payments and releases or substitutions of security, in whole or in part, with or without notice, before or after maturity. In case of any renewal or extension of this Revolving Note or any part of the indebtedness evidenced hereby, all liens and security interests securing payment hereof will continue to secure payment of the renewal or extension note or notes.

Business Loan. Borrower represents to and covenants with Lender that: (1) all loans evidenced by this Revolving Note are and shall be “business loans” as that term is used in the Depository Institutions Deregulation and Monetary Control Act of 1980, as amended; and (2) the loans are for business, commercial, investment, or other similar purposes and not for personal, family, household, or agricultural use, as those terms are used in the Texas Finance Code. Borrower and Lender further agree that Chapter 346 of the Texas Finance Code does not apply to this Revolving Note, even if this Revolving Note evidences a revolving debt.

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Collection Costs. If this Revolving Note is placed in the hands of attorneys for collection, if suit is filed hereon, if this Revolving Note is collected through bankruptcy proceedings (including any proceeding, federal or state, for the relief of debtors), or if Lender becomes a party either as plaintiff or defendant in any legal proceeding in relation to the property securing payment of this Revolving Note, Borrower agrees to pay additionally to Lender reasonable attorneys fees and collection costs.

Savings Clause. Regardless of any provision contained in this Revolving Note, the Loan Documents, or any instrument executed or delivered in connection herewith, it is the express intent of the parties that at no time shall any of the Obligated Parties pay interest in excess of the Maximum Rate (or any other interest amount which might in any way be deemed usurious), and Lender will never be considered to have contracted for or to be entitled to charge, receive, collect, or apply as interest on this Revolving Note, any amount in excess of the Maximum Rate (or any other interest amount which might in any way be deemed usurious), and, in the event that Lender ever receives, collects, or applies as interest any such excess, the amount which would be excessive interest will be applied to the reduction of the principal balance of this Revolving Note, and, if the principal balance of this Revolving Note is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether the interest paid or payable exceeds the Maximum Rate (or any other interest amount which might in any way be deemed usurious), Borrower and Lender shall, to the maximum extent permitted under applicable law: (1) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest; (2) exclude voluntary prepayments and the effect thereof; and (3) spread the total amount of interest throughout the entire contemplated term of this Revolving Note so that the interest rate is uniform throughout the term.

Miscellaneous. EXCEPT TO THE EXTENT THAT THE LAWS OF THE UNITED STATES MAY APPLY, THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. THIS INSTRUMENT IS MADE AND IS PERFORMABLE IN FORT WORTH, TARRANT COUNTY, TEXAS, AND IN THE EVENT OF A DISPUTE INVOLVING THIS REVOLVING NOTE OR ANY OTHER INSTRUMENT EXECUTED IN CONNECTION HEREWITH, BORROWER IRREVOCABLY AGREES THAT VENUE FOR SUCH DISPUTES SHALL BE IN ANY COURT OF COMPETENT JURISDICTION IN TARRANT COUNTY, TEXAS.

Time is of the essence of this Revolving Note.

This Revolving Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

This Revolving Note and all the covenants, promises, and agreements contained herein are binding upon and inure to the benefit of Borrower and Lender and their respective heirs, personal representatives, successors, and assigns.

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Section headings or captions are for convenience only and are not to be used in interpreting the provisions of this Revolving Note.

Renewal. This Revolving Note amends and restates in its entirety and is given in renewal of and substitution for, but not extinguishment of, that certain Second Amended and Restated Revolving Promissory Note dated February 20, 2018, in the principal amount of $40,000,000.00, executed and delivered by Borrower, and payable to the order of Lender, which in turn amended and restated in its entirety and was given in renewal of and substitution for, but not in extinguishment of that certain Amended and Restated Revolving Promissory Note dated January 12, 2018, in the principal amount of $40,000,000.00, executed and delivered by Borrower, and payable to the order of Lender, which in turn amended and restated in its entirety and was given in renewal of and substitution for, but not in extinguishment of that certain Revolving Promissory Note dated August 14, 2017, in the principal amount of $40,000,000.00, executed and delivered by Borrower, and payable to the order of Lender.

Notice of Final Agreement. THE WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

Executed and delivered to Lender in Fort Worth, Texas, on the date stated above.

LONESTAR PROSPECTS, LTD., a Texas limited partnership
By:	Lonestar Prospects Management, L.L.C.,
a Texas limited liability company, its general partner
By:	VPROP Operating, LLC, a Delaware limited liability company, its sole member
By: Vista Proppants and Logistics, LLC,
a Delaware limited liability company, its sole member

By:	/s/ Gary B. Humphreys
Gary B. Humphreys,
Chief Executive Officer

This Revolving Note was prepared by:

Paul D. Bradford

HARRIS, FINLEY & BOGLE, P.C.

777 Main Street, Suite 1800

Fort Worth, Texas 76102-5341

(817) 870-8700

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